CERTIFICATE OF AMENDMENT

                                         OF

                           THE CERTIFICATE OF INCORPORATION

                                         OF

                                 AVON PRODUCTS, INC.

                               (Under Section 805 of the
                                Business Law Corporation)


     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certify:

     1.  The name of the corporation is AVON PRODUCTS, INC. (the
"Corporation") and the name under which the Corporation was formed is California Perfume Company, Inc.

     2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on January 27, 1916.

     3. The Certificate of Incorporation of the Corporation as heretofore amended is hereby further amended to reflect an amendment authorized by a majority vote of the Corporation's Board of Directors followed by authorization by vote of the holders of a majority of all outstanding shares of stock of the Corporation entitled to vote thereon at the Corporation's Annual Meeting of Shareholders held on May 6, 1999. Such amendment changes the number of shares of Common Stock which the Corporation has authority to issue from 400,000,000 shares, $ .25 par value, to 800,000,000 shares, $ .25 par value.

     Accordingly, the first paragraph of Article III of the Certificate of Incorporation of the Corporation is hereby amended to provide as follows:

        ARTICLE III: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 825,000,000, divided into two classes consisting of 800,000,000 shares of Common Stock, par value $ .25 per share (the "Common Stock") and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

     4. This Certificate of Amendment of the Certificate of Incorporation of the Corporation was approved by the Board of Directors of the Corporation and by the holders of a majority of all the outstanding shares of stock of the Corporation.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment, and do affirm the foregoing as true, this 6th day of May, 1999, under penalties of perjury.





                                       /S/ Charles R. Perrin
                                           Charles R. Perrin
                                           Chairman of the Board and
                                           Chief Executive Officer





                                       /S/ Ward M. Miller, Jr.
                                           Ward M. Miller, Jr.
                                           Secretary